EXHIBIT 99.1
Custom Truck One Source, Inc. Reports Strong Quarterly Gross Profit Growth
KANSAS CITY, Mo, November 8, 2022 (BUSINESS WIRE) – Custom Truck One Source, Inc. (“CTOS,” “we,” “us,” “our,” or the “Company”) (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, and other infrastructure-related end markets, today reported financial results for its third quarterly period ended September 30, 2022. Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of rental equipment to our customers. TES encompasses our specialized truck and equipment production and sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations.
CTOS Third Quarter Highlights

•Total quarterly revenue of $357.8 million, with growth in rental revenue of 5.4% compared to third quarter 2021 from continued strong rental demand
•Quarterly gross profit improvement of $22.9 million, or 35.1%, to $88.2 million compared to $65.3 million for third quarter 2021
•Gross profit, excluding $42.6 million and $50.2 million of rental equipment depreciation in the third quarter of 2022 and 2021, respectively, increased 13.3% to $130.8 million compared to $115.4 million for third quarter 2021. (Gross profit excluding rental equipment depreciation is a non-GAAP measure)
•Quarterly net loss of $2.4 million, driven by gross profit growth of $22.9 million, compared to a net loss of $20.5 million in third quarter 2021
•Quarterly Adjusted EBITDA of $91.6 million compared to $84.4 million in the third quarter 2021

“Despite the ongoing challenges presented by supply chain constraints and inflationary pressures, our entire team delivered strong third quarter results. We continue to achieve vehicle production at near record levels, and we are on track to complete more vehicles in 2022 than in any other year in our history,” said Fred Ross, Chief Executive Officer of CTOS. “Demand remains very strong in all three of our business segments from customers across all our primary end-markets. While we remain disappointed by the limitations caused by certain supply chain constraints, our third quarter results and our sustained level of production position us well for the remainder of the year and next year. We remain focused on utilizing the competitive advantage that our significant scale and one-stop-shop business model provide for us to continue to deliver unparalleled service to our customers,” Ross added.

Summary Actual Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022 Actual
(in $000s)	2022 Actual	2021 Actual	2022 Actual	2021 Actual
Rental revenue	$115,010	$109,108	$336,210	$255,936	$112,055
Equipment sales	210,903	217,163	656,595	482,825	218,506
Parts sales and services	31,867	31,034	93,557	71,954	31,545
Total revenue	357,780	357,305	1,086,362	810,715	362,106
Gross Profit	$88,172	$65,252	$255,423	$132,161	$82,758
Net Income (Loss)	$(2,382)	$(20,525)	$7,968	$(177,788)	$13,623
Adjusted EBITDA[1]	$91,634	$84,423	$268,494	$182,195	$85,383
1 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles in the U.S. (“GAAP”) is included at the end of this press release.

Summary Pro Forma Financial Results1
The summary combined financial data below for the nine months ended September 30, 2021 is presented on a pro forma basis to give effect to the following as if they occurred on January 1, 2020: (i) the acquisition of Custom Truck LP (the “Acquisition”) and related impacts of purchase accounting, (ii) borrowings under the new debt structure and (iii) repayment of previously existing debt of Nesco Holdings and Custom Truck LP.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $000s)	2022 Actual	2021 Pro Forma (1)	2022 Actual	2021 Pro Forma (1)
Rental revenue	$115,010	$109,108	$336,210	$307,909
Equipment sales	210,903	217,163	656,595	728,780
Parts sales and services	31,867	31,034	93,557	90,497
Total revenue	357,780	357,305	1,086,362	1,127,186
Gross Profit	$88,172	$72,678	$255,423	$199,132
Net Income (Loss)	$(2,382)	$(14,956)	$7,968	$(87,884)
Adjusted EBITDA[2]	$91,634	$84,423	$268,494	$227,529
1 - The above pro forma information is presented for the three and nine months ended September 30, 2021, in accordance with Article 11 of Regulation S-X. The information presented gives effect to the following as if they occurred on January 1, 2020: (i) the Acquisition, (ii) borrowings under the senior secured notes and the asset-based credit facility used to repay certain debt in connection with the Acquisition, (iii) extinguishment of Custom Truck LP's prior credit facility and term loan borrowings assumed in the Acquisition and immediately repaid on April 1, 2021, and (iv) extinguishment of Nesco Holdings’ prior credit facility and its senior secured notes repaid in connection with the Acquisition. The pro forma information is not necessarily indicative of the Company’s results of operations had the Acquisition been completed on January 1, 2020, nor is it necessarily indicative of the Company’s future results. The pro forma information does not reflect any cost savings from operating efficiencies, synergies, or revenue opportunities that could result from the Acquisition.
2 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under GAAP is included at the end of this press release.
Summary Actual Financial Results by Segment
Segment performance is presented below for the three months ended September 30, 2022 and 2021 and June 30, 2022, and for the nine months ended September 30, 2022 and 2021. Segment performance for the nine months ended September 30, 2021, includes Custom Truck LP from April 1, 2021 to September 30, 2021.
Equipment Rental Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s)	2022	2021	2022	2021
Rental revenue	$112,009	$105,124	$325,679	$244,935	$108,109
Equipment sales	37,121	27,101	133,674	70,141	37,200
Total revenue	149,130	132,225	459,353	315,076	145,309
Cost of rental revenue	27,221	24,622	79,863	67,683	27,851
Cost of equipment sales	27,015	19,546	100,663	60,815	30,418
Depreciation of rental equipment	41,776	49,125	128,126	108,202	42,384
Total cost of revenue	96,012	93,293	308,652	236,700	100,653
Gross profit	$53,118	$38,932	$150,701	$78,376	$44,656

Truck and Equipment Sales

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s)	2022	2021	2022	2021
Equipment sales	$173,782	$190,062	$522,921	$412,684	$181,306
Cost of equipment sales	146,573	172,445	444,798	374,180	154,177
Gross profit	$27,209	$17,617	$78,123	$38,504	$27,129

Aftermarket Parts and Services

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s)	2022	2021	2022	2021
Rental revenue	$3,001	$3,984	$10,531	$11,001	$3,946
Parts and services revenue	31,867	31,034	93,557	71,954	31,545
Total revenue	34,868	35,018	104,088	82,955	35,491
Cost of revenue	26,187	25,287	74,715	64,700	23,578
Depreciation of rental equipment	836	1,028	2,774	2,974	940
Total cost of revenue	27,023	26,315	77,489	67,674	24,518
Gross profit	$7,845	$8,703	$26,599	$15,281	$10,973

Summary Combined Operating Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s)	2022	2021	2022	2021
Ending OEC(a) (as of period end)	$1,428,800	$1,371,746	$1,428,800	$1,371,746	$1,399,500
Average OEC on rent(b)	$1,182,500	$1,103,562	$1,161,400	$1,078,947	$1,150,400
Fleet utilization(c)	83.8%	81.4%	83.0%	80.4%	82.8%
OEC on rent yield(d)	38.5%	38.0%	38.9%	37.5%	39.2%
Sales order backlog(e) (as of period end)	$709,180	$338,457	$709,180	$338,457	$663,619
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at a given point in time.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for products expected to be shipped within the next 12 months, although shipment dates are subject to change due to design modifications or changes in other customer requirements. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
Total revenue in the third quarter of 2022 was characterized by strong customer demand for rental equipment and for parts sales and service. Third quarter 2022 rental revenue increased 5.4% to $115.0 million, compared to $109.1 million in the third quarter of 2021, reflecting our continued expansion of our rental fleet, higher utilization and pricing gains. Parts sales and service revenue increased 2.7% to $31.9 million, compared to $31.0 million in the third quarter of 2021. Equipment sales decreased 2.9% in the third quarter of 2022 to $210.9 million, compared to $217.2 million in the third quarter of 2021 impacted by continued supply chain challenges.
In our ERS segment, rental revenue in the third quarter of 2022 was $112.0 million compared to $105.1 million in the third quarter of 2021, a 6.5% increase. Fleet utilization continued to increase, coming in at 84% compared to 81% in the third quarter of 2021. Gross profit in the segment, excluding $41.8 million and $49.1 million of equipment depreciation in the third quarter of 2022 and 2021, respectively, was $94.9 million in the third quarter of 2022, compared to $88.1 million in the third quarter of 2021, representing strong growth over the prior year period. Gross profit from rentals (excluding depreciation) improved to $84.8 million in the third quarter of 2022 compared to $80.5 million in the third quarter of 2021. (Gross profit excluding rental equipment depreciation is a non-GAAP measure.)
Revenue in our TES segment declined 8.6%, to $173.8 million in the third quarter of 2022, from $190.1 million in the third quarter of 2021, as a result of supply chain challenges. Gross profit improved by 54.4% to $27.2 million in the third quarter of 2022 compared to $17.6 million in the third quarter of 2021. Despite the impact on third quarter sales volume, TES continued to see strength in product demand as sales order backlog grew by 6.9% to $709.2 million compared to the end of the second quarter of 2022, and is up over 100% from the third quarter of 2021. On a sequential quarter basis, supply chain headwinds continued to impact order completion and fulfillment, with new equipment sales revenue declining $7.5 million in the third quarter of 2022 compared to the second quarter of 2022.
APS segment revenue experienced a decrease of $0.2 million, or 0.4%, in the third quarter of 2022, to $34.9 million, as compared to $35.0 million in the third quarter of 2021. Growth in demand for parts, tools and accessories sales was offset by reduced tools and accessories rentals in the PTA division. Gross profit margin in the segment was negatively impacted by higher labor and facilities costs as well as shifts in product mix.
Net loss was $2.4 million in the third quarter of 2022 compared to a net loss of $20.5 million for the third quarter of 2021. The improvement in net income (loss) is the result of gross profit expansion, offset by higher interest expense on variable-rate debt and variable-rate floorplan liabilities.
Adjusted EBITDA for the third quarter of 2022 was $91.6 million, compared to $84.4 million for the third quarter of 2021. The increase in Adjusted EBITDA was largely driven by growth in rental demand and pricing gains in new equipment sales, both of which contributed to margin expansion.
CTOS had cash and cash equivalents of $26.2 million as of September 30, 2022, and debt outstanding net of cash and cash equivalents (“net debt”), including finance leases, was $1,373.1 million as of September 30, 2022. Our net leverage ratio, which is net debt divided by Adjusted EBITDA, was 3.8 as of September 30, 2022. Availability under the senior secured credit facility was $300.1 million as of September 30, 2022. For the nine months ended September 30, 2022, we added $224.0 million to our rental fleet. During the three months ended September 30, 2022, CTOS purchased $2.4 million of its common stock under the previously announced stock repurchase program.
2022 Outlook Update
We are updating our full-year revenue and Adjusted EBITDA guidance at this time. We believe ERS will benefit from strong demand from our rental customers for purchases of rental fleet units, particularly older equipment, in the fourth quarter of 2022. Regarding TES, supply chain challenges are primarily impacting our ability to deliver new vehicles to its customers. Our updated Adjusted EBITDA guidance remains within the previously provided guidance.

2022 Consolidated Outlook
Revenue	$1,505	million	—	$1,585 million
Adjusted EBITDA[1]	$385	million	—	$395 million

2022 Revenue Outlook by Segment
ERS	$650	million	—	$690 million
TES	$720	million	—	$750 million
APS	$135	million	—	$145 million
1 - CTOS is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, customer buyout requests on rentals with rental purchase options, income tax expense and changes in fair value of derivative financial instruments. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on November 8, 2022, to discuss its third quarter 2022 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-877-425-9470 or 1-201-389-0878. A replay of the call will be available until midnight, Tuesday, November 15, 2022, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13733083.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 9,600 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.customtruck.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: difficulty in integrating the Nesco Holdings and Custom Truck LP businesses and fully realizing the anticipated benefits of the Acquisition; as well as significant transaction and transition costs that we will continue to incur following the Acquisition; material disruptions to our operation and manufacturing locations as a result of public health concerns, including the COVID-19 pandemic, equipment failures, natural disasters, work stoppages, power outages or other reasons; the cyclical nature of demand for our products and services and our vulnerability to industry, regional and national downturns, which impact, among others, our ability to manage our rental equipment; our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner; and our inability to manage our rental equipment in an effective manner; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for our sales inventory; disruptions in our supply chain as a result of the ongoing COVID-19 pandemic; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; e; disruptions in our information technology systems or a compromise of our system security, limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, and implement strategic initiatives; unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; our dependence on a limited number of manufacturers and suppliers and on third-party contractors to provide us with various services to assist us with conducting our business; potential impairment charges; our exposure to various risks related to legal proceedings or claims, and our failure to comply with relevant laws and regulations, including those related to occupational health and safety, the environment, government contracts, and data privacy and data security; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to attract and retain highly skilled personnel and our inability to retain our senior management; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by the Indenture and the ABL Credit Agreement; increases in unionization rate in our workforce; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; and the phase-out of LIBOR and uncertainty as to its replacement. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(844) 403-6138
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
The condensed consolidated statements of operations for the three and nine months ended September 30, 2021 includes the results of Custom Truck LP from April 1, 2021 to September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s except per share data)	2022	2021	2022	2021
Revenue
Rental revenue	$115,010	$109,108	$336,210	$255,936	$112,055
Equipment sales	210,903	217,163	656,595	482,825	218,506
Parts sales and services	31,867	31,034	93,557	71,954	31,545
Total revenue	357,780	357,305	1,086,362	810,715	362,106
Cost of Revenue
Cost of rental revenue	28,207	25,932	82,791	71,873	28,791
Depreciation of rental equipment	42,612	50,153	130,900	111,176	43,324
Cost of equipment sales	173,588	191,991	545,461	434,995	184,595
Cost of parts sales and services	25,201	23,977	71,787	60,510	22,638
Total cost of revenue	269,608	292,053	830,939	678,554	279,348
Gross Profit	88,172	65,252	255,423	132,161	82,758
Operating Expenses
Selling, general and administrative expenses	49,835	48,625	152,269	111,939	48,779
Amortization	6,794	13,334	27,000	27,420	6,871
Non-rental depreciation	1,938	873	7,302	1,845	2,317
Transaction expenses and other	6,498	7,742	17,192	42,765	6,046
Total operating expenses	65,065	70,574	203,763	183,969	64,013
Operating Income (Loss)	23,107	(5,322)	51,660	(51,808)	18,745
Other Expense
Loss on extinguishment of debt	—	—	—	61,695	—
Interest expense, net	22,887	19,045	62,324	53,674	20,281
Financing and other expense (income)	(1,747)	(3,656)	(25,905)	143	(15,078)
Total other expense	21,140	15,389	36,419	115,512	5,203
Income (Loss) Before Income Taxes	1,967	(20,711)	15,241	(167,320)	13,542
Income Tax Expense (Benefit)	4,349	(186)	7,273	10,468	(81)
Net Income (Loss)	$(2,382)	$(20,525)	$7,968	$(177,788)	$13,623

Net Income (Loss) Per Share
Basic	$(0.01)	$(0.08)	$0.03	$(0.99)	$0.05
Diluted	$(0.01)	$(0.08)	$0.03	$(0.99)	$0.05

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$26,174	$35,902
Accounts receivable, net	176,969	168,394
Financing receivables, net	32,967	28,649
Inventory	555,811	410,542
Prepaid expenses and other	9,989	13,217
Total current assets	801,910	656,704
Property and equipment, net	106,721	108,612
Rental equipment, net	865,569	834,325
Goodwill	703,411	695,865
Intangible assets, net	310,888	327,840
Operating lease assets	34,317	36,014
Other assets	30,818	24,406
Total Assets	$2,853,634	$2,683,766
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$102,657	$91,123
Accrued expenses	70,569	60,337
Deferred revenue and customer deposits	30,660	35,791
Floor plan payables - trade	81,440	72,714
Floor plan payables - non-trade	267,480	165,239
Operating lease liabilities - current	5,514	4,987
Current maturities of long-term debt	1,588	6,354
Current portion of finance lease obligations	2,471	4,038
Total current liabilities	562,379	440,583
Long-term debt, net	1,362,926	1,308,265
Finance leases	3,265	5,109
Operating lease liabilities - noncurrent	29,630	31,514
Deferred income taxes	28,113	15,621
Derivative, warrants and other liabilities	5,291	24,164
Total long-term liabilities	1,429,225	1,384,673
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock	(6,903)	(3,020)
Additional paid-in capital	1,518,717	1,508,995
Accumulated other comprehensive loss	(10,287)	—
Accumulated deficit	(639,522)	(647,490)
Total stockholders' equity	862,030	858,510
Total Liabilities and Stockholders' Equity	$2,853,634	$2,683,766

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
The condensed consolidated statement of cash flows for the nine months ended September 30, 2021 include the cash flows of Custom Truck LP from April 1, 2021 to September 30, 2021.

	Nine Months Ended September 30,
(in $000s)	2022	2021
Operating Activities
Net income (loss)	$7,968	$(177,788)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	171,121	145,967
Amortization of debt issuance costs	3,485	3,416
Loss on extinguishment of debt	—	61,695
Provision for losses on accounts receivable	5,905	8,391
Share-based compensation	9,526	12,716
Gain on sales and disposals of rental equipment	(35,064)	(8,636)
Change in fair value of derivative and warrants	(18,013)	5,453
Deferred tax expense	6,792	10,003
Changes in assets and liabilities:
Accounts and financing receivables	(17,637)	(33,217)
Inventories	(155,111)	79,040
Prepaids, operating leases and other	2,475	(2,115)
Accounts payable	9,900	(2,450)
Accrued expenses and other liabilities	9,397	16,955
Floor plan payables - trade, net	8,726	(12,485)
Customer deposits and deferred revenue	(5,126)	5,810
Net cash flow from operating activities	4,344	112,755
Investing Activities
Acquisition of business, net of cash acquired	(49,832)	(1,337,686)
Purchases of rental equipment	(224,002)	(141,142)
Proceeds from sales and disposals of rental equipment	135,436	62,617
Other investing activities, net	(15,529)	(3,404)
Net cash flow from investing activities	(153,927)	(1,419,615)
Financing Activities
Proceeds from debt	—	947,420
Proceeds from issuance of common stock	—	883,000
Payment of common stock issuance costs	—	(6,386)
Payment of premiums on debt extinguishment	—	(53,469)
Share-based payments	(1,250)	(652)
Borrowings under revolving credit facilities	87,000	461,084
Repayments under revolving credit facilities	(34,945)	(307,056)
Repayments of notes payable	(6,126)	(497,047)
Finance lease payments	(3,308)	(4,382)
Repurchase of common stock	(1,752)	—
Acquisition of inventory through floor plan payables - non-trade	451,202	184,950
Repayment of floor plan payables - non-trade	(348,961)	(248,234)
Payment of debt issuance costs	—	(34,694)
Net cash flow from financing activities	141,860	1,324,534
Effect of exchange rate changes on cash and cash equivalents	(2,005)	—
Net Change in Cash and Cash Equivalents	(9,728)	17,674
Cash and Cash Equivalents at Beginning of Period	35,902	3,412
Cash and Cash Equivalents at End of Period	$26,174	$21,086

	Nine Months Ended September 30,
(in $000s)	2022	2021
Supplemental Cash Flow Information
Interest paid	$44,414	$44,786
Income taxes paid	—	217
Non-Cash Investing and Financing Activities
Non-cash consideration - acquisition of business	—	187,935
Rental equipment sales in accounts receivable	747	1,429

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Custom Truck LP became a wholly owned subsidiary of the Company on April 1, 2021. The Company's condensed consolidated financial statements prepared under GAAP include Custom Truck LP from April 1, 2021. Accordingly, the financial information presented under GAAP for the nine months ended September 30, 2022 is not comparable to the financial information of the nine months ended September 30, 2021. As a result, we have included information on a “pro forma combined basis” as further described below, which we believe provides for more meaningful year-over-year comparability.
Pro Forma Financial Information. The unaudited pro forma combined financial information presented on the subsequent pages give effect to the Company's acquisition of Custom Truck LP, as if the Acquisition had occurred on January 1, 2020, and is presented to facilitate comparisons with our results following the Acquisition. This information has been prepared in accordance with Article 11 of Regulation S-X. Such unaudited pro forma combined financial information also uses the estimated fair value of assets and liabilities on April 1, 2021, the closing date of the Acquisition, and makes the following assumptions: (1) removes acquisition-related costs and charges that were recognized in the Company's condensed consolidated financial statements in the three and nine months ended September 30, 2021, and applies these costs and charges as if the transactions had occurred on January 1, 2020; (2) removes the loss on the extinguishment of debt that was recognized in the Company’s condensed consolidated financial statements in the three and nine months ended September 30, 2021 and applies the charge to the three and nine months ended September 30, 2020, as if the debt extinguishment giving rise to the loss had occurred on January 1, 2020; (3) adjusts for the impacts of purchase accounting in the three and nine months ended September 30, 2021; (4) adjusts interest expense, including amortization of debt issuance costs, to reflect borrowings on the ABL Facility and issuance of the 2029 Secured Notes, as if the funds had been borrowed and the 2029 Secured Notes had been issued on January 1, 2020 and used to repay pre-acquisition debt; and, (5) adjusts for the income tax effect using a tax rate of 25%.
Pro Forma Adjusted EBITDA. We present Pro Forma Adjusted EBITDA as if the Acquisition had occurred on January 1, 2020. Refer to the reconciliation of pro forma combined net income (loss) to Pro Forma Adjusted EBITDA for the three and nine months ended September 30, 2021 in this press release.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based on OEC, and we measure a rate of return from rentals and sales using OEC. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.

Although management evaluates and presents the Adjusted EBITDA non-GAAP measure for the reasons described herein, please be aware that this non-GAAP measure has limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present this non-GAAP financial measure differently than measures with the same or similar names that other companies report, and, as a result, the non-GAAP measure we report may not be comparable to those reported by others.

Gross Profit Excluding Rental Equipment Depreciation. We present gross profit excluding rental equipment depreciation as a non-GAAP financial performance measure. This measure differs from GAAP definition of gross profit as we do not include the impact of depreciation expense which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of cost management.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 1 — ADJUSTED EBITDA RECONCILIATION
(unaudited)
The Adjusted EBITDA Reconciliation for the nine months ended September 30, 2021 includes the results of Custom Truck LP from April 1, 2021 to September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s)	2022 Actual	2021 Actual	2022 Actual	2021 Actual
Net income (loss)	$(2,382)	$(20,525)	$7,968	$(177,788)	$13,623
Interest expense	19,338	17,324	54,833	49,832	18,050
Income tax expense (benefit)	4,349	(186)	7,273	10,468	(81)
Depreciation and amortization	54,001	66,804	171,121	145,967	54,620
EBITDA	75,306	63,417	241,195	28,479	86,212
Adjustments:
Non-cash purchase accounting impact (1)	3,408	6,046	14,801	27,486	2,367
Transaction and integration costs (2)	6,501	7,748	17,192	43,093	6,043
Loss on extinguishment of debt (3)	—	—	—	61,695	—
Sales-type lease adjustment (4)	1,232	3,783	3,793	3,273	2,032
Share-based payments (5)	4,378	4,856	9,526	12,716	1,784
Change in fair value of derivative and warrants (6)	809	(1,427)	(18,013)	5,453	(13,055)
Adjusted EBITDA	$91,634	$84,423	$268,494	$182,195	$85,383
Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for non-cash purchase accounting impact, transaction and process improvement costs, including business integration expenses, share-based payments, the change in fair value of derivative instruments, sales-type lease adjustment, and other special charges that are not expected to recur. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2)    Represents transaction costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our consolidated Statements of Comprehensive Net Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses.
(3)     Loss on extinguishment of debt represents a special charge, which is not expected to recur. Such charges are adjustments pursuant to our credit agreement.
(4)    Represents the adjustment for the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. This adjustment is made pursuant to our credit agreement.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2022
(in $000s)	2022	2021	2022	2021
Equipment sales	$(7,099)	$(6,905)	$(27,007)	$(13,711)	$(7,671)
Cost of equipment sales	5,938	6,592	23,073	11,588	6,765
Gross profit	(1,161)	(313)	(3,934)	(2,123)	(906)
Interest (income) expense	(2,719)	897	(7,827)	(622)	(2,220)
Rentals invoiced	5,112	3,199	15,554	6,018	5,158
Sales-type lease adjustment	$1,232	$3,783	$3,793	$3,273	$2,032
(5) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(6) Represents the charge to earnings for our interest rate collar and the change in fair value of the liability for warrants.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 2 — SUPPLEMENTAL PRO FORMA INFORMATION
(unaudited)

Pro Forma Combined Condensed Statements of Operations — Three Months Ended September 30, 2021

(in $000s)	Custom Truck One Source, Inc.	Pro Forma Adjustments[a]		Pro Forma Combined
Rental revenue	$109,108	$—		$109,108
Equipment sales	217,163	—		217,163
Parts sales and services	31,034	—		31,034
Total revenue	357,305	—		357,305
Cost of revenue	241,900	(7,426)	b	234,474
Depreciation of rental equipment	50,153	—		50,153
Total cost of revenue	292,053	(7,426)		284,627
Gross profit	65,252	7,426		72,678
Selling, general and administrative	48,625	—		48,625
Amortization	13,334	—		13,334
Non-rental depreciation	873	—		873
Transaction expenses and other	7,742	—		7,742
Total operating expenses	70,574	—		70,574
Operating income (loss)	(5,322)	7,426		2,104
Interest expense, net	19,045	—		19,045
Finance and other expense (income)	(3,656)	—		(3,656)
Total other expense	15,389	—		15,389
Income (loss) before taxes	(20,711)	7,426		(13,285)
Taxes	(186)	1,857	c	1,671
Net income (loss)	$(20,525)	$5,569		$(14,956)
a.The pro forma adjustments give effect to the following as if they occurred on January 1, 2020: (i) the Acquisition and (ii) the extinguishment of Nesco Holdings’ 2019 Credit Facility and its Senior Secured Notes due 2024 repaid in connection with the Acquisition. The adjustments also give effect to transaction expenses directly attributable to the Acquisition.
b.Represents the elimination from cost of revenue of the run-off of the estimated step-up in fair value of inventory acquired that was recognized in the Company’s consolidated financial statements for the three months ended September 30, 2021. The impact of the step-up is reflected as an adjustment to the comparable prior period ended September 30, 2020 as if the Acquisition had occurred on January 1, 2020.
c.Reflects the adjustment to recognize the tax impacts of the pro forma adjustments for which a tax expense is recognized using a statutory tax rate of 25%.

Pro Forma Combined Condensed Statements of Operations — Nine Months Ended September 30, 2021

(in $000s)	Custom Truck One Source, Inc.	Custom Truck LP	Pro Forma Adjustments[a]		Pro Forma Combined
Rental revenue	$255,936	$51,973	$—		$307,909
Equipment sales	482,825	245,955	—		728,780
Parts sales and services	71,954	18,543	—		90,497
Total revenue	810,715	316,471	—		1,127,186
Cost of revenue	567,378	240,678	(17,752)	b	790,304
Depreciation of rental equipment	111,176	22,757	3,817	c	137,750
Total cost of revenue	678,554	263,435	(13,935)		928,054
Gross profit	132,161	53,036	13,935		199,132
Selling, general and administrative	111,939	34,428	—		146,367
Amortization	27,420	1,990	3,590	d	33,000
Non-rental depreciation	1,845	1,151	(213)	d	2,783
Transaction expenses and other	42,765	5,254	(40,277)	e	7,742
Total operating expenses	183,969	42,823	(36,900)		189,892
Operating income (loss)	(51,808)	10,213	50,835		9,240
Loss on extinguishment of debt	61,695	—	(61,695)	f	—
Interest expense, net	53,674	9,992	(3,919)	g	59,747
Finance and other expense (income)	143	(2,346)	—		(2,203)
Total other expense	115,512	7,646	(65,614)		57,544
Income (loss) before taxes	(167,320)	2,567	116,449		(48,304)
Taxes	10,468	—	29,112	h	39,580
Net income (loss)	$(177,788)	$2,567	$87,337		$(87,884)
a.The pro forma adjustments give effect to the following as if they occurred on January 1, 2020: (i) the Acquisition, (ii) the extinguishment of Nesco Holdings’ 2019 Credit Facility and its Senior Secured Notes 2024 repaid in connection with the Acquisition and (iii) the extinguishment of the outstanding borrowings of Custom Truck LP’s credit facility and term loan that was repaid on the closing of the Acquisition.
b.Represents adjustments to cost of revenue for the reduction to depreciation expense for the difference between historical depreciation and depreciation of the fair value of the property and equipment.
c.Represents the adjustment for depreciation of rental fleet relating to the mark-up to fair value from purchase accounting as a result of the Acquisition.
d.Represents the differential in other amortization and depreciation related to the fair value of the identified intangible assets from purchase accounting as a result of the Acquisition.
e.Represents the elimination of transaction expenses recognized in the Company’s consolidated financial statements for the nine months ended September 30, 2021. The expenses were directly attributable to the Acquisition and are reflected as adjustments to the comparable prior period ended September 30, 2020 as if the Acquisition had occurred on January 1, 2020.
f.Represents the elimination of the loss on extinguishment of debt recognized in the Company’s consolidated financial statements for the nine months ended September 30, 2021 as though the repayment of the 2019 Credit Facility and the 2024 Secured Notes had occurred on January 1, 2020.
g.Reflects the differential in interest expense, inclusive of amortization of capitalized debt issuance costs, related to the Company’s debt structure after the Acquisition as though the following had occurred on January 1, 2020: (i) borrowings under the ABL Facility; (ii) repayment of the 2019 Credit Facility; (iii) repayment of the 2024 Secured Notes; (iv) repayment of Custom Truck LP’s borrowings under its revolving credit and term loan facility; and (v) the issuance of the 2029 Secured Notes.
h.Reflects the adjustment to recognize the tax impacts of the pro forma adjustments for which a tax expense is recognized using a statutory tax rate of 25%.

Reconciliation of Pro Forma Combined Net Income (Loss) to Pro Forma Adjusted EBITDA
The following table provides a reconciliation of pro forma combined net income (loss) to pro forma Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $000s)	2022 Actual	2021 Pro Forma	2022 Actual	2021 Pro Forma
Net income (loss)	$(2,382)	$(14,956)	$7,968	$(87,884)
Interest expense	19,338	17,324	54,833	53,426
Income tax expense (benefit)	4,349	1,671	7,273	39,580
Depreciation and amortization	54,001	66,804	171,121	180,514
EBITDA	75,306	70,843	241,195	185,636
Adjustments:
Non-cash purchase accounting impact	3,408	(1,380)	14,801	10,672
Transaction and process improvement costs	6,501	7,748	17,192	8,067
Sales-type lease adjustment	1,232	3,783	3,793	4,428
Share-based payments	4,378	4,856	9,526	13,273
Change in fair value of derivative and warrants	809	(1,427)	(18,013)	5,453
Adjusted EBITDA	$91,634	$84,423	$268,494	$227,529